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                                 PRESS RELEASE


      FOR IMMEDIATE RELEASE:                          CONTACT:

      VALHI, INC.                             JOSEPH S. COMPOFELICE
      THREE LINCOLN CENTRE                    EXECUTIVE VICE PRESIDENT
      5430 LBJ FREEWAY                        (713) 423-3303
      DALLAS, TEXAS   75240-2697
      (972)  233-1700





                     VALHI AGREES TO SELL MEDITE OPERATIONS

           Dallas, Texas ... September  18, 1996 ... Valhi, Inc.
      (NYSE:VHI) announced that it has signed Letters of Intent involving the sale of its building products business operated by Medite Corporation, a wholly owned subsidiary of Valcor, Inc., which is a wholly owned subsidiary of Valhi.

           The proposed sale will be accomplished in three separate transactions whereby the Company will sell: (1) approximately 170,000 acres of timber and timberlands to Rogue Resources, LLC, an Oregon based partnership of forest product operators; (2) the Medford Oregon based medium density fibreboard manufacturing facility along with a veneer and sawmill conversion facility to Sierra Pine, a California limited partnership; and (3) the Irish medium density fibreboard operations to Willamette Industries, Inc. (NASDAQ:WMTT). The transactions are subject to, among other things, completion of due diligence, execution of definitive agreements and certain regulatory approvals.

           The total cash consideration will be approximately $230 million, subject to certain adjustments, plus the assumption of $20 million of foreign debt. The transactions are expected to close in the fourth quarter of 1996, at which time the Company expects to report a pretax gain on the dispositions in excess of $100 million. Approximately $53 million of the cash proceeds will be used to pay off Medite bank debt in the U.S.

           Valhi, Inc. is a major producer of chemicals, refined sugar, building products and other products.